Exhibit 99.1

NOTICE TO SHAREHOLDERS WITH RESPECT TO SHAREHOLDERS ELIGIBLE FOR THE PREFERENTIAL SUBSCRIPTION OPTION OF FULLY PAID SHARES.

PLAZA S.A.

ISSUANCE OF PAYABLE SHARES

June 21, 2024

Dear Shareholder

Plaza S.A.

We hereby inform you of the following:

a)	In the Extraordinary Shareholders' Meeting of Plaza S.A. (the "Company") held on April 26, 2024, which minutes were passed to public deed on April 29, 2024, at the Notary Office of Huechuraba by Mr. Mauricio Bertolino Rendic, it was agreed to increase the Company’s share capital in the amount of $289,377,000,000, through the issuance of 230,000,000 fully paid, nominative, common shares, of equal value each, of the same and only existing series and without nominal value.

An excerpt from the aforementioned deed was registered under Folio No. 37,084, No. 15,424 in the Registry of Commerce of Santiago on May 2, 2024, and was published in the Official Gazette number 43,842, on May 4, 2024. An excerpt rectifying the aforementioned excerpt was registered under Folio No. 42,143, No. 17,421 in the Registry of Commerce of Santiago on May 20, 2024, and was published in the Official Gazette number 43,855 on May 20, 2024.

b)	The Chilean Financial Markets Authority (Comisión para el Mercado Financiero) registered in the Registry of Securities on May 30, 2024, under No. 1137, the issuance of 230,000,000 fully paid, nominative, common shares, of equal value each, of the same and only existing series and without nominal value, for a total amount of $289,377,000,000 under the aforementioned capital increase. The deadline for the issuance, subscription, and payment of these shares is 3 years from April 26, 2024.

c)	The proceeds from this issuance will be used to finance, wholly or partially, a public tender offer that will be made in Peru by Plaza S.A. - directly or indirectly - to acquire all the shares held by Falabella S.A., directly or indirectly, in Falabella Perú S.A.A., a corporation established and existing under the laws of the Republic of Peru, which owns 100% of Open Plaza S.A. and 66.6% of Mall Plaza Perú S.A

d)	This issuance is offered on a preferred basis to the shareholders of the Company, who will have the right to subscribe 0.117346939 new shares for each share they own and that is registered in the Shareholders' Registry on the 22nd day of June 2024.

These shares must be paid for in pesos, either in cash, bank cashier's check, electronic funds transfer, or any other instrument equivalent to money payable on demand.

The price at which these new shares will be offered will be determined by the Board of Directors of the Company, based on the outcome of the order book auction process (the “Auction”), in accordance with the provisions of the Operations Manual for Stocks of the Santiago Stock Exchange (the "Manual"). The Auction will take place between June 25 and June 27, 2024.

The terms, and conditions of the Auction will be determined and disclosed in the procedures and timeline set forth in the Manual. The placement price will be set by the Board of Directors on the day the respective order book of the Auction closes, and will be specified in the preferential subscription notice for the subscription of the new shares, with which the option period begins, which will be published in the electronic newspaper La Tercera Online on June 28, 2024.

It is hereby noted for the record that in connection with the public offering of the new shares in Chile, the Company is conducting an international offering of the new shares according to Rule 144A and Regulation S under the Securities Act of 1933, as amended, on the understanding that the shares acquired in the international offering will be part of the Auction mechanism.

e)	Shareholders entitled to subscribe the shares or assignees of the options must do so within a 30-day period starting on the date of the commencement of the option that is between June 28, 2024 and July 27, 2024, and acknowledge that they waive this right if they fail to do so within this period.

f)	The preferred rights are waivable and transferable within the 30-day period specified in paragraph e). The transfer of options must be made by means of a private document signed by the assignor and the assignee before two adult witnesses or before a stockbroker or a notary public, or by means of a public deed signed by the assignor and the assignee. The assignment will only take effect vis-a-vis the Company and third parties once they become aware of it, based on the document evidencing the assignment and the respective option certificate, in case the latter has been issued and subsequently collected from the Company.

The Company will make available certificates specifying the preferred rights they have to shareholders or assignees who request them. These certificates will be issued no later than the next business day following the request and can be collected at the offices of DCV Registros S.A., located at Avenida Los Conquistadores 1730, 24th floor, Providencia, Santiago, from Monday to Thursday between 9:00 a.m. and 5:00 p.m., and on Fridays and eve of holidays, between 9:30 a.m. and 4:00 p.m. Shareholders or assignees of the options may also call +562 2393-9003 or email atencionaccionistas@dcv.cl, and make any other inquiries they deem necessary. Any other information regarding the procedure for transferring the preferred rights can be obtained directly with the Company.

g)	Shares not subscribed by shareholders or the assignees entitled to them, and fractional shares resulting from prorating among shareholders, may be offered to shareholders or third parties, at the times and in the amounts the Board of Directors deems appropriate.

h)	Below is a summary of the monthly trading volume of the shares on the Santiago Stock Exchange and on the Electronic Stock Exchange of Chile during the last twelve months.

Santiago Stock Exchange

Month	No. of Traded Shares	Total Traded Amount ($)	Average Price ($)
June 2023	18,526,502	21,414,837,225	1,155.90289
July 2023	29,918,772	38,923,554,423	1,300.97433
August 2023	20,012,710	27,117,887,777	1,355.03327
September 2023	6,421,276	8,020,499,869	1,249.05079
October 2023	6,709,355	7,648,765,932	1,140.01509
November 2023	5,739,913	6,701,516,200	1,167.52923
December 2023	4,599,218	5,764,844,807	1,253.44022
January 2024	5,415,759	6,849,249,088	1,264.688.68
February 2024	9,575,509	12,947,697,884	1,352.16811
March 2024	3,191,157	4,496,015,887	1,408.89837
April 2024	9,214,772	12,579,674,966	1,365.16400
May 2024	6,751,916	10,096,225,343	1,495.31264

Electronic Stock Exchange of Chile

Month	No. of Traded Shares	Total Traded Amount ($)	Average Price ($)
June 2023	18,526,502	21,414,837,225	1,155.90289
July 2023	29,918,772	38,923,554,423	1,300.97433
August 2023	20,012,710	27,117,887,777	1,355.03327
September 2023	6,421,276	8,020,499,869	1,249.05079
October 2023	6,709,355	7,648,765,932	1,140.01509
November 2023	5,739,913	6,701,516,200	1,167.52923
December 2023	4,599,218	5,764,844,807	1,253.44022
January 2024	5,415,759	6,849,249,088	1,264.68868
February 2024	9,575,509	12,947,697,884	1,352.16811
March 2024	3,191,157	4,496,015,887	1,408.89837
April 2024	9,214,772	12,579,674,966	1,365.16400
May 2024	6,751,916	10,096,225,343	1,495.31264

i)	These shares have not been submitted for risk classifications.

The rights to subscribe for common shares of the Company and the new shares issuable upon the exercise of such rights, have not been and will not be registered under the Securities Act of the United States of America, or under the securities laws of any state or other jurisdiction of the United States of America. The shares issuable upon exercise of the rights may not be offered, sold or subscribed for (i) within the United States of America, except in case of a transaction that is exempt from, or not subject to, the registration requirements of the Securities Act of the United States of America or (ii) outside the United States of America, except pursuant to Regulation S under the Securities Act of the United States of America, and, in each case, in accordance with any applicable state securities laws.

Until 40 days following the later of (i) the commencement of the subscription period for the rights offering and (ii) the commencement of allocations to investors in connection with the subsequent public auction offering, if any, of shares underlying unexercised rights in Chile, an offer or sale of the shares within the United States of America by a broker or dealer (whether or not it is participating in the rights offering) may violate the registration requirements of the Securities Act of the United States of America. The rights offering is made for the securities of the Company, a company incorporated and organized under the laws of the Republic of Chile. Such offer is subject to disclosure requirements established in Chile that are different from those of the United States of America. Financial statements included or incorporated by reference in any offering document have been prepared in accordance with IFRS and may not be comparable to the financial statements of United States of America companies.

It may be difficult for you to enforce your rights and any claim you may have arising under the federal securities laws of the United States of America, since the issuer is located in Chile, and some or all of its officers and directors may be residents of Chile. You may not be able to sue the Company or its officers or directors in a Chilean court for violations of the securities laws of the United States of America. It may be difficult to compel the Company, its officers or directors and its affiliates to subject themselves to a judgment of a court of the United States of America.

THE GENERAL MANAGER